Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
GEOPETRO RESOURCES COMPANY,
a California corporation

The undersigned, Stuart J. Doshi and Virginia Sy, do hereby verify:

1.                                       They are the duly elected and acting President and Secretary, respectively, of GeoPetro Resources Company (the “Corporation”), a California corporation.

2.                                       The Articles of Incorporation of the Corporation are hereby amended and restated in their entirety as follows:

I.

The name of the Corporation is GEOPETRO RESOURCES COMPANY.

II.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III.

A.                                   The Corporation is authorized to issue two classes of shares to be designated, respectively, Convertible Preferred Stock and Common Stock.

B.                                     The total number of shares of capital stock that the Corporation is authorized to issue is one hundred fifty million (150,000,000). The total number of shares of Convertible Preferred Stock the Corporation shall have authority to issue is fifty million (50,000,000), without par value. The total number of shares of Common Stock the Corporation shall have authority to issue is one hundred million (100,000,000), without par value.

C.                                     The Preferred Stock shall be divided into series. The first series shall consist of one million (1,000,000) shares and is designated “Series A Convertible Preferred Stock.”  The second series shall consist of five million (5,000,000) shares and is designated “Series AA 8% Convertible Preferred Stock.”  The remaining shares of Convertible Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is expressly authorized to provide for the issuance of all or any of the remaining unissued and undesignated shares of the Convertible Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting rights, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such series and as may be permitted by the General Corporation Law of the State of California. The Board is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series other than Series A or AA 8% Convertible Preferred Stock subsequent to the issuance of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

D.                                    The powers, preferences, rights, restrictions and other matters relating to the Series A Convertible Preferred Stock (the “A Preferred Stock”) are as follows.

1.                                       Dividends. If, by December 31, 1997, the Common Stock is not listed or approved for listing upon official notice of issuance, if applicable, on a national or regional securities exchange or designated or approved for designation upon official notice of issuance on an interdealer quotation system (including the over-the-counter bulletin board) of NASD, Inc. (either of which is “Public Listing”), then the holders of the A Preferred Stock shall, for the periods commencing thereafter, be entitled to receive out of any funds legally available therefor, a quarterly dividend in an amount per share of A Preferred Stock equaling (i) the “Specified Percentage”, as defined hereafter, of the Corporation’s Net Cash Flow, as defined hereafter, (ii) divided by the number of shares of A Preferred Stock outstanding, and no more. The “Specified Percentage” will equal 50% of the quotient of (i) the gross proceeds of the Corporation’s offering of A Preferred Stock divided by (ii) $3,750,000. Net Cash Flow with respect to a calendar quarter equals the sum of actual cash received during such quarter which is attributable to the sale of oil and gas from the interests owned by the Corporation as of May 30, 1996 at the percentage participation held by the Corporation on the last day of such quarter less the sum of all actual cash paid out (or, with respect to income taxes, deemed paid as hereinafter provided) during such quarter with respect to such interests. Cash outflow consists of all expenditures incurred on behalf of such working interests, including but not limited to, operating and maintenance costs, royalty payments, all drilling costs (exploration, appraisal and development wells), completion costs, pipeline and other capital costs and Tax Payments, as hereinafter defined, to all jurisdictions, including foreign, federal and state. “Tax Payments” with respect to a calendar quarter means, except for income taxes, all tax payments of any kind actually made during such calendar quarter and, with respect to income taxes, an amount equaling the tax liability allocable to such quarter, whether or not paid during such quarter, calculated with respect to the Corporation’s net cash flow, as determined pursuant to the foregoing, based on the maximum combined marginal rates applicable for such quarter. All of the foregoing shall be determined by the Corporation’s independent public accountants. The A Preferred Stock shall not be entitled to any dividends except as specifically set forth in this Section D.1. No dividends shall be declared or paid on any Common Stock of the Corporation during any fiscal quarter unless the Corporation has declared and paid or set apart all dividends, if any, owed on the A Preferred Stock during that fiscal quarter.

The Corporation’s obligation to pay dividends on any share of the Series A Convertible Preferred Stock will terminate upon the earlier of (i) Public Listing, and (ii) payment of dividends per share of Series A Convertible Preferred Stock equaling, in the aggregate, $1.50.

2.                                       Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, after payment in full of the preferential amounts to the holders of the Series AA 8% Convertible Preferred Stock and after the payment of any dividends owed under Article III, Section D.1, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock and the A Preferred Stock in proportion to the shares of Common Stock then held by them and the shares of Common Stock which holders of A Preferred Stock then have the right to acquire upon conversion of their A Preferred Stock.

3.                                       Voting Rights. Each holder of shares of A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of A Preferred Stock could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no record date is established, at the date such vote is taken or any written consent is solicited, and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as required by law) voting together with the any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held.

4.                                       Conversion. The holders of the A Preferred Stock shall have conversion rights as follows:

(a)                                  Automatic Conversion. Each share of Series A Convertible Preferred Stock shall automatically be converted into shares of Common Stock at the A Conversion Ratio, as defined in Article III, Section D.5, upon the earlier of (i) payment of an aggregate amount of dividends equaling $1.50 per share, or (ii) the Public Listing of the Corporation’s Common Stock. Such conversion shall be treated as if such A Preferred Stock were converted at the election of the holder thereof in accordance with the terms of these Articles of Incorporation. Such conversion shall be effective upon approval (on official notice of issuance, if applicable) of the Public Listing. On the effective date of the conversion, the A Preferred Stock shall automatically be converted into shares of Common Stock, and the rights of any holder of such A Preferred Stock shall terminate with respect thereto, except for such holder’s right to cash payable for any fractional share of Common Stock and any dividends on A Preferred Stock declared and accrued but unpaid prior to said conversion.

(b)                                 Conversion at the Option of the Holder. Shares of A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such shares, at the office of the Corporation or any transfer agent for such shares, into shares of fully paid and nonassessable Common Stock (calculated to the nearest one hundredth of a share, fractions of less than one-hundredth of a share being disregarded) of the Corporation, at the A Conversion Ratio.

(c)                                  Cash Payment. No fractional shares of Common Stock shall be issued upon the conversion of A Preferred Stock. If any fractional interest in a share of Common Stock would be deliverable upon the conversion of any A Preferred Stock, the Corporation shall, in lieu of delivering the fractional share thereof, adjust such fractional interest by payment to the holder of such converted A Preferred Stock of an amount in cash (computed to the nearest cent) equal to the current fair market value of such fractional interest.

(d)                                 Mechanics of Conversion. Any holder of A Preferred Stock who wishes to convert all or part of such shares into Common Stock shall surrender the certificates evidencing the shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer, at the office of the Corporation or of any transfer agent for the A Preferred Stock, and shall give written notice to the Corporation at such office stating that such holder elects to convert the same and the name or names in which the holder wishes the certificate or certificates for Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of A Preferred Stock, or to such holder’s nominee or nominees, certificates for the number of full Common shares to which such holder shall be entitled, together with cash in lieu of any fraction of a share as herein provided. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificates representing the A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of said date.

5.                                       Adjustments to Conversion Prices for Stock Dividends and for Combinations or Subdivisions of Common Stock. The conversion ratio for the conversion of each share of A Preferred Stock into Common Stock (the “A Conversion Ratio”) initially shall be one-to-one (1:1). In the event that the Corporation at any time or from time to time shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise into a lesser number of shares of Common Stock, then the A Conversion Ratio for the A Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock. If the Corporation shall issue additional shares of Common Stock as a dividend, such additional shares shall be deemed to have been issued on the day next succeeding the record date for the determination of stockholders entitled to such dividend and shall be deemed to have been issued without consideration.

6.                                       Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all A Preferred Stock from time to time outstanding.

7.                                       Residual Rights. Except as specifically provided herein, the powers, preferences, rights and restrictions of the A Preferred Stock shall be the same as the Common Stock. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

E.                                      The powers, preferences, rights, restrictions and other matters relating to the Series AA 8% Convertible Preferred Stock are as follows.

1.                                       Dividends. The holders of Series AA 8% Convertible Preferred Stock shall be entitled to receive cumulative dividends at the rate of $0.28 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, payable out of funds legally available therefor. Such dividends shall be payable not later than thirty (30) days after the end of each calendar quarter, with respect to each quarter during which any shares of Series AA 8% Convertible Preferred Stock are outstanding on the last day thereof. Any such dividends not paid when due shall be accrued and shall accumulate until paid. No dividend shall be paid to the holders of the A Preferred Stock or Common Stock unless all accrued but unpaid dividends on shares of Series AA 8% Convertible Preferred Stock shall have been paid or declared and set aside for payment.

2.                                       Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series AA 8% Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of A Preferred Stock or the Common Stock, the amount of Three and 50/100 Dollars ($3.50) per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all accrued or declared but unpaid dividends on such shares, but no more. If the assets and funds available for distribution to the holders of the Series AA 8% Convertible Preferred Stock shall be insufficient to pay the stated preferential amounts in full, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably to the holders of the Series AA 8% Convertible Preferred Stock.

3.                                       Voting Rights. Each holder of shares of Series AA 8% Convertible Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series AA 8% Convertible Preferred Stock could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no record date is established, at the date such vote is taken or any written consent is solicited, and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as required by law) voting together with the any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series AA 8% Convertible Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

4.                                       Conversion. The holders of the Series AA 8% Convertible Preferred Stock shall have conversion rights as follows:

(a)                                  Automatic Conversion. Each share of Series AA 8% Convertible Preferred Stock shall automatically be converted into shares of Common Stock at the AA Conversion Ratio, as defined in Article III, Section E.5, upon the first trading day after the reported high selling price for the Common Stock, subsequent to a Public Listing, is at least Five and 25/100 Dollars ($5.25) per share for any ten (10) consecutive trading days. On the effective date of the conversion pursuant to this subsection (a), the Series AA 8% Convertible Preferred Stock shall automatically be converted into shares of Common Stock, and the rights of any holder of such Series AA 8% Convertible Preferred Stock shall terminate with respect thereto, except such holder shall have the right to cash payable for: (i) any fractional share of Common Stock, pursuant to subsection (c); and (ii) if such conversion occurs not later than one year after the date the holder was issued shares of Series AA 8% Convertible Preferred Stock (the “Anniversary Date”), any dividends on the holder’s share of Series AA 8% Convertible Preferred Stock declared and accrued but unpaid prior to said conversion, plus such additional dividends as would have been required to be declared pursuant to Article III, Section E.1 through the holder’s Anniversary Date had such conversion not occurred, which shall be paid on the Anniversary Date.

(b)                                 Conversion at the Option of the Holder. Shares of Series AA 8% Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such shares, at the office of the Corporation or any transfer agent for such shares, into shares of fully paid and nonassessable Common Stock (calculated to the nearest one hundredth of a share, fractions of less than one-hundredth of a share being disregarded) of the Corporation, at the AA Conversion Ratio.

(c)                                  Cash Payment. No fractional shares of Common Stock shall be issued upon the conversion of Series AA 8% Convertible Preferred Stock. If any fractional interest in a share of Common Stock would be deliverable upon the conversion of any Series AA 8% Convertible Preferred Stock, the Corporation shall, in lieu of delivering the fractional share thereof, adjust such fractional interest by payment to the holder of such converted Series AA 8% Convertible Preferred Stock of an amount in cash (computed to the nearest cent) equal to the current fair market value of such fractional interest.

(d)                                 Mechanics of Conversion. Any holder of Series AA 8% Convertible Preferred Stock who wishes to convert all or part of such shares into Common Stock shall surrender the certificates evidencing the shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer, at the office of the Corporation or of any transfer agent for the Series AA 8% Convertible Preferred Stock, and shall give written notice to the Corporation at such office stating that such holder elects to convert the same and the name or names in which the holder wishes the certificate or certificates for Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series AA 8% Convertible Preferred Stock, or to such holder’s nominee or nominees, certificates for the number of full Common shares to which such holder shall be entitled, together with cash in lieu of any fraction of a share as herein provided. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificates representing the Series AA 8% Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of said date.

5.                                       Adjustments to Conversion Prices for Stock Dividends and for Combinations or Subdivisions of Common Stock. The conversion ratio for the conversion of each share of Series AA 8% Convertible Preferred Stock into Common Stock (the “AA Conversion Ratio”) initially shall be one-to-one (1:1). In the event that the Corporation at any time or from time to time shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise into a lesser number of shares of Common Stock, then the AA Conversion Ratio for the Series AA 8% Convertible Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock. If the Corporation shall issue additional shares of Common Stock as a dividend, such additional shares shall be deemed to have been issued on the day next succeeding the record date for the determination of stockholders entitled to such dividend and shall be deemed to have been issued without consideration.

6.                                       Redemption.

(a)                                  Commencing three years after the issuance of shares of Series AA 8% Convertible Preferred Stock, the Corporation may, at any time thereafter, redeem in cash, from any funds legally available for such purpose, any or all outstanding shares of Series AA 8% Convertible Preferred Stock. The Corporation shall effect redemption by paying cash in an amount equal to $3.50 per share of Series AA 8% Convertible Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all accrued or declared but unpaid dividends on such shares (the “Redemption Price”).

(b)                                 At least thirty (30) days prior to any redemption date, the Corporation shall mail a notice, first class postage prepaid, to each holder of record of Series AA 8% Convertible Preferred Stock as of the close of business two (2) business days preceding the mailing date, at the address last shown on the records of the Corporation for such holder (the “Redemption Notice”). The Redemption Notice shall specify the number of shares to be redeemed from such holder, the redemption date, the Redemption Price and the place at which payment may be obtained, and shall call upon such holder to surrender to the Corporation, in the manner and at the place designated, the certificate or certificates representing such shares to be redeemed. On or after a redemption date, each holder of Series AA 8% Convertible Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice. Each surrendered certificate shall be cancelled, and the Redemption Price for such shares shall then be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. If less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. Nothing herein shall be deemed to prevent a holder of Series AA 8% Convertible Preferred Stock from converting all or part of such holder’s shares into Common Stock in accordance with the terms of Section 4(b) hereof at any time prior to a redemption date covering such shares, and the provisions of this Section 6 shall not apply to any shares so converted.

(c)                                  From and after the redemption date, unless there has been a default in payment of the Redemption Price, the shares of Series AA 8% Convertible Preferred Stock designated for redemption in the Redemption Notice shall cease to be outstanding and shall no longer be transferred on the books of the Corporation, and all rights of the holders with respect to such shares shall cease, except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates.

7.                                       Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series AA 8% Convertible Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Series AA 8% Convertible Preferred Stock from time to time outstanding.

F.                                      If: (i) the Corporation shall set a record date for the purpose of entitling the holders of its shares of Common Stock to receive a dividend, or any other distribution, payable otherwise than in cash; (ii) the Corporation shall set a record date for the purpose of entitling the holders of Common Stock to subscribe for or purchase any shares of any class or to receive any other rights; (iii) there shall occur any capital reorganization of the Corporation, reclassification of the shares of the Corporation (other than a subdivision or combination of its outstanding Common Stock), consolidation or merger of the Corporation with or into another entity, or conveyance of all or substantially all of the assets of the Corporation to another person; (iv) there shall occur a voluntary or involuntary dissolution, liquidation, or winding up of the Corporation; then, and in any such case, the Corporation shall cause to be mailed to the holders of record of the outstanding A Preferred Stock and outstanding Series AA 8% Convertible Preferred Stock, at least 20 days prior to the date hereinafter specified, a notice stating (i) the record date for the purpose of such dividend, distribution, or rights, or (ii) the date on which such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation, or winding up is to take place and the record date as of which holders of record of Common Stock shall be entitled to exchange their shares for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation, or winding up.

IV.

A.                                   The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

B.                                     The Corporation is authorized to provide indemnification of agents (as defined in Corporations Code Section 317) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, to the fullest extent permissible under California law.

C.                                     Any amendment, repeal or modification of any provision of this Article IV shall not adversely affect any right or protection of an agent of the Corporation existing at the time of such amendment, repeal or modification.